Exhibit 99.2

May 31, 2005 Last Twelve Month Information

The following tables provide certain combined, unaudited financial information and operating data as of and for the twelve months ended May 31, 2005. Information presented below as of and for such period is unaudited, preliminary and subject to change.

Statement of Earnings Data	Last Twelve Months
as of May 31, 2005
(dollars in thousands)
Net sales	$3,617,917
Cost of sales (exclusive of depreciation, amortization and depletion)	1,558,052
Selling, general and administrative	76,256
Interest expense	93,145
Net earnings	$1,181,032

Other Financial Information	Last Twelve Months
as of May 31, 2005
(dollars in thousands)
EBIT(1)	$1,763,124
EBITDA(2)	1,982,954
Capital expenditure including capitalized mine stripping costand leachable material	382,456
Projects	160,093
Maintenance	119,138
Capitalized Mine Stripping Cost	$103,225

Operating Cash Costs(3)	Last Twelve Months
as of May 31, 2005
(dollars)
Cash cost per pound of copper produced	$0.011
Cash cost per pound of copper produced (without byproduct revenue)(4)	$0.935
All-in breakeven cash cost per pound of copper produced(5)	$0.499

Net Metal Sales(6)	Last Twelve Months
as of May 31, 2005
Net copper sold (tons)	713,245
Net molybdenum sold (tons)	15,074
Net zinc sold (tons)	131,494
Net silver sold (ounces)	19,930,105

Product Sales as a Percentage of Total Net Sales	Last Twelve Months
as of May 31, 2005
Copper	62.8%
Molybdenum	26.6%
Zinc	4.1%
Silver	3.6%
Gold and other metals	2.9%

(1) EBIT is net earnings; plus minority interest, income taxes and interest expense; minus interest income and interest capitalized.

EBIT is used as a measure of performance by our management and is not a measure of performance under generally accepted accounting principles, or GAAP. We present EBIT because we believe it provides management and investors with useful information by which to measure our performance. EBIT should not be construed as an alternative to (a) net income as an indicator of our operating performance or (b) cash flow from our operating activities as a measure of liquidity. EBIT also does not represent funds available for dividends, reinvestment or other discretionary uses. Because not all companies use identical calculations, our presentation of EBIT may not be comparable to similarly titled measures presented by other companies.

EBIT Reconciliation	LTM as of May 31, 2005
(dollars in thousands)
Net earnings	$1,181,032
Minority interest	237
Income taxes	513,748
Interest expense	93,145
Interest capitalized	(11,586)
Interest income	(13,452)
EBIT	$1,763,124

(2) EBITDA is net earnings; plus minority interest, income taxes, interest expense and depreciation, amortization and depletion; minus interest income and interest capitalized.

EBITDA is used as a measure of performance by our management and is not a measure of performance under generally accepted accounting principles, or GAAP. We present EBITDA because we believe it provides management and investors with useful information by which to measure our performance. EBITDA should not be construed as an alternative to (a) net income as an indicator of our operating performance or (b) cash flow from our operating activities as a measure of liquidity. EBITDA also does not represent funds available for dividends, reinvestment or other discretionary uses. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures presented by other companies.

EBITDA Reconciliation	LTM as of May 31, 2005
(dollars in thousands)
Net earnings	$1,181,032
Minority interest	237
Income taxes	513,748
Interest expense	93,145
Interest capitalized	(11,586)
Interest income	(13,452)
Depreciation, amortization and depletion	219,830
EBITDA	$1,982,954

(3) Operating cash costs per pound of copper produced is cost of sales (including depreciation, amortization and depletion); plus administrative charges, treatment and refining charges and third party copper purchases; less byproducts revenue, depreciation, amortization and depletion, workers’ participation and inventory change. Operating cash costs also exclude the portion of our mine stripping costs that we capitalize.

Operating cash costs per pound of copper produced is an overall benchmark we use and a common industry metric to measure performance. Operating cash costs is a non-GAAP measure that does not have a standardized meaning and may not be comparable to similarly titled measures provided by other companies.

Operating Cash Cost Reconciliation

LTM as of May 31, 2005
(dollars in thousands)
Cost of sales (including depreciation, amortization and depletion)	$1,807,882
Add:
Administrative charges	76,256
Treatment and refining charges	27,113
Less:
Byproducts revenue	(1,433,625)
Depreciation, amortization and depletion	(219,830)
Workers’ participation and other	(226,943)
Inventory change	23,237

Operating cash cost	54,090
Deduct byproducts revenue	1,433,625
Operating cash cost, without byproducts revenue	$1,487,715

(4) The following make up cash cost per pound of copper produced (without byproduct revenue) for the twelve months ended May 31, 2005: materials (14%), fuel and energy (33%), labor (12%), maintenance (13%) and other (28%).

(5) Represents cash cost plus taxes paid, capitalized stripping and capital expenditures for operations.

(6) Includes finished metal (including blister, cathode and rod) sales and payable metal in concentrate sales to third parties, less payable metal in third-party concentrate purchases. “Payable metal” refers to the content of metal contained in concentrates that is actually valued and paid for.